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     As filed with the Securities and Exchange Commission on January 16, 2001
                                                   REGISTRATION NO. 333-59829


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        POST EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          SWISSRAY INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

         NEW YORK                         [3841]                16-0950197
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Number) Identification Number)

                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                          UNITED STATES: (914) 345-3700
                         SWITZERLAND: 011-4141-914-1200

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                RUEDI G. LAUPPER,
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-3700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               GARY B. WOLFF, ESQ.
                               GARY B. WOLFF, P.C.
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 644-6446

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the discretion of the converting shareholders after the effective date of the Registration Statement.


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*        In accordance with Rule 429 of the General Rules and Regulations  under the Securities Act of 1933 this Registration Statement and the Prospectus which is a part thereof relates, in part, and combines with an earlier Registration Statement under Registration No. 333-50069 declared effective May 12, 1998.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         On August 14, 2000 this Registration Statement was declared effective. Thereafter the Company, principally during December of 2000, entered into various negotiations with those persons and/or firms with whom it had entered into prior financing agreements, which persons and/or firms were then the holders of outstanding (a) convertible debentures, (b) Series A Preferred Stock and/or (c) promissory notes. For specific information with respect to such prior financings, reference is herewith made to Registration Statement under SEC File No. 333-59829 as declared effective on August 14, 2000 and in particular, but not limited to, those sections entitled "History of Past Financings", "Selling Holders", "Plan of Distribution" and "Description of Capital Stock - Promissory Notes Subsequently Converted into Debentures" and "Registration Rights" as well as to those Risk Factors in such Registration Statement which similarly dealt with matters specifically relating to such financings and are entitled "Potential Adverse Effective Upon Stock Price ..and Regulation D", "Inability to Currently Determine Number of Shares .. in Outstanding Shares" and "Requirements for the Issuance of Additional Shares .. Financing Agreements".

         With respect to the above, 13 of the Selling Holders indicated in the section entitled "Selling Holders" assigned all of their rights and interests to an entity known as Hillcrest Avenue LLC ("Hillcrest"), a corporation incorporated under the laws of the Cayman Islands. The Selling Holders who assigned their rights to Hillcrest are as follows: Dominion Capital Fund Limited, Sovereign Partners LP, Dominion Investment Fund LLC, Aberdeen Avenue LLC, Parkdale LLC, Canadian Advantage Limited Partnership, Atlantis Capital Fund Ltd., Striker Capital, Southridge Capital Management, LLC, Fetu Holding, Greenfield Investment Consultants, LLC, Dundurn Street LLC and Southshore Capital Fund Ltd. Of such group of 13 the following "Selling Holders" were principal stockholders prior to such assignment - Dominion Capital Fund Limited, Sovereign Partners LP and Parkdale LLC.

         Hillcrest thereafter and in accordance with negotiations with the Company entered into written agreements, each dated as of December 29, 2000, pursuant to which all of those rights acquired by Hillcrest in accordance with the aforesaid assignments were exchanged for the issuance to Hillcrest of 52,442,347 restrictive shares of Company common stock thereby extinguishing those convertible debentures, Preferred Shares and promissory notes heretofore assigned to Hillcrest by Selling Holders. At the time of assignment the debt instruments indicated had a valuation of $16,907,573 (inclusive of interest and penalties), all of which was extinguished in exchange for issuance of the aforesaid 52,442,347 Company shares to Hillcrest.

         As a direct result of the above referenced transaction Hillcrest is now the single largest stockholder of the Company owning approximately 62% of all issued and outstanding common stock of the Company and owning approximately 61% when taking into account and consideration those additional Company shares that may be issued within 60 days in accordance with Rule 13d - 3(d)(1) of the Exchange Act. Notwithstanding such ownership, Hillcrest has given Ruedi G. Laupper, the Company's President, sole voting rights over such shares as are owned by Hillcrest so that Ruedi G. Laupper may vote such shares in such manner as he may choose and in his sole discretion at all Company shareholder meetings; such rights being limited, to an extent, by certain exceptions thereto as are enumerated in a Shareholders Agreement hereinafter referred to at Section
2.2b(a) through (j) inclusive thereto. The Shareholders Agreement (absent voluntary agreement to terminate or receivership, bankruptcy or matters of a similar nature) terminates on such date as Hillcrest's record and beneficial ownership is equal to 9.9% or less of all then issued and outstanding Common Stock of the Company (although certain provisions of the Shareholders Agreement as relate to the "Anti-Dilution" provisions as are contained therein shall survive such

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termination).  Notwithstanding  Ruedi G.  Laupper's  voting  rights (as outlined above), Hillcrest has retained sole investment power over the Company shares heretofore referred to.

         The written agreements dated December 29, 2000 as entered into between Hillcrest, the Company and others are entitled (a) Exchange Agreement, (b) Shareholders Agreement and (c) Registration Rights Agreement (the latter of which requires that the Company file a Registration Statement with the SEC within 60 days from closing of the Exchange Agreement so as to register the aforesaid 52,442,347 shares notwithstanding the fact that Hillcrest has agreed that it may not sell all or any portion of such shares for a period of no less than 6 months and 1 day from closing of the Exchange Agreement). Each of such Agreements together with exhibits thereto are incorporated herein by reference and have been filed as exhibits to Form 8-K with date of report of December 29, 2000.



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                                 EXHIBIT INDEX

Exhibit
  No.             Description


5.1(j)            Opinion of Gary B. Wolff, P.C., counsel to the Registrant.

10.84             Exchange   Agreement  dated  December  29,  2000 with exhibits
                  thereto   (Incorporated   by  reference  to  Form  8-K,  filed
                  January 12, 2001).

10.85             Subscription Agreement dated December 29, 2000  with  exhibits
                  thereto  (Incorporated  by   reference  to  Form  8-K,   filed
                  January 12, 2001).

10.86             Registration   Rights   Agreement  dated  December  29,   2000
                  (Incorporated  by  reference  to  Form 8-K,  filed January 12,
                  2001).

23.2(i)           Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1j)


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Second Post Effective Amendment to its S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hochdorf, Country of Switzerland, on January 16, 2001.

                                                 SWISSRAY INTERNATIONAL, INC.


                                                 By:/Ruedi G. Laupper/
                                                 Name: Ruedi G. Laupper
                                                 Title: Chairman of the Board of
                                                        Directors, President &
                                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended this first Post Effective Amendment to its S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                       Title                        Date

/Ruedi G. Laupper/            Chairman of the Board of      Dated: Jan. 16, 2001
----------------------        Directors, President &
Ruedi G. Laupper              Chief Executive Officer


/Josef Laupper/               Secretary, Treasurer and a    Dated: Jan. 16, 2001
----------------------        Director
Josef Laupper


/Michael Laupper/             Principal Financial Officer   Dated: Jan. 16, 2001
----------------------        & Controller
Michael Laupper


Ueli Laupper                  Vice President and a Director Dated: Jan. 16, 2001
----------------------
Ueli Laupper


/Dr. Erwin Zimmerli/          Director                      Dated: Jan. 16, 2001
----------------------
Dr. Erwin Zimmerli


                              Director                      Dated: Jan.     2001
----------------------
Dr. Sc. Dov Maor

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                                 Exhibit 5.1(i)



                                                                January 16, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

                  Re:  SWISSRAY International, Inc.  (the "Company")
                         Post Effective Amendment No. 2 to Registration Statement on Form S-1 File No. 333-59829

Gentlemen:

         I have been requested by the Company, a New York corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned Registration Statement (the "Registration Statement") covering all of the shares which will be offered by the Selling Shareholder(s) who acquired the shares under various agreements - the number of shares being as indicated on the calculation chart to the cover page of the Company's aforementioned Post Effective Amendment No. 2 to its S-1 Registration Statement.

         In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                                              Very truly yours,

                                                             /Gary B. Wolff/
                                                             Gary B. Wolff, P.C.
GBW:th
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